FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Brentley K. Archer
     Columbia Gas Transmission Corporation
     12801 Fair Lakes Parkway
     Fairfax, VA 22030

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Nisource, Inc., parent
     Columbia Gas Transmission Corp., subsidiary
     Columbia Gulf Transmission, subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Director of Government Affairs, Columbia Gas Transmission Corp. Management and oversight of issues potentially affecting the Columbia pipeline companies.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Brentley K. Archer                                    NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $2,068.87

     (b) Itemized list of all other expenses:



Date:      4/2/04              (Signed)   /s/ Brentley K. Archer
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Mary Brosnan, 10 G Street, NE, Ste. 580, Washington, DC 20002

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc., Columbia Gas Transmission Company, Columbia Gulf Transmission Company, Crossroads Pipeline, Granite State Gas Transmission

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Regulatory Representative

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Mary T. Brosnan                                       NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $4,914.34

     (b) Itemized list of all other expenses: No other expenses



Date:      3/31/04             (Signed)   /s/ Mary T. Brosnan
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Timothy A. Dehring
     801 E. 86th Ave.
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Northern Indiana Public Service Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     General Manager - Indiana Operations
     (Officer and Director of Northern Indiana Public Service Company)

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Timothy A. Dehring                                    Northern Indiana Public Service Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $7,500

     (b) Itemized list of all other expenses: No other expenses



Date:  March 29, 2004          (Signed)   /s/ Timothy A. Dehring
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Vincent DeVito
     200 Civic Center Drive
     Columbus, Ohio 43215

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Corporate Services
     801 East 86th Avenue
     Merrillville, Indiana 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.
     801 East 86th Avenue
     Merrillville, Indiana 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     My position within NiSource is a Segment Controller. I am responsible for producing financial statements, in accordance with Generally Accepted Accounting Principles, for NiSource Corporate Services. I am also responsible for the Service company's accounting systems, source documents, methods of allocation of costs and billings to ensure all services are properly accounted for and billed to the appropriate affiliate.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Vincent DeVito                                        NiSource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary. None.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $6,181

     (b) Itemized list of all other expenses: No other expenses



Date:  April 14, 2004          (Signed)   /s/ Vincent Devito
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Sarah Sharlot Dietrich
     2603 Augusta Drive
     Houston, TX 77057

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its subsidiaries

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc. and its subsidiaries

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Senior Attorney. Provide legal counsel - 100% of time devoted to this position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Sarah Sharlot Dietrich                                NiSource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $1,000.00

     (b) Itemized list of all other expenses: No other expenses



Date:  March 29, 2004          (Signed)   /s/ Sarah Sharlot Dietrich
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Daniel D. Gavito
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc.                  NiSource Corporate Services
     801 E. 86th Avenue             801 E. 86th Avenue
     Merrillville, IN 46410         Merrillville, IN 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Energy Supply Services
     Manages the design, acquisition and management of the natural gas portfolio for the nine (9) NiSource gas utility companies operating in PA, OH, MD, KY, IN, VA, MA, ME & NH.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Daniel D. Gavito                                      NiSource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-0-

     (b) Itemized list of all other expenses:

         No other expenses



Date:     04/14/04             (Signed)   /s/ Daniel D. Gavito
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Frederic J. George  1700 MacCorkle Av. S.E  Charleston, WV 25314

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None, other than the companies listed below.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc, NiSource Corporate Services Company, Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company, Granite State Gas Transmission, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Employed as full time attorney to render legal services to the companies listed above.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Fredric J. George                                     NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

         None

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: 2003/$5716.45

     (b) Itemized list of all other expenses:



Date:    03/31/2004            (Signed)   /s/ Frederic J. George
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Jerry L. Godwin
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     Northern Indiana Public Service Company

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Northern Indiana Public Service Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Generation and Transmission
     Chief Operating Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Jerry L. Godwin                                       Northern Indiana Public Service Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-0-

     (b) Itemized list of all other expenses: No other expenses.



Date:     03/31/04             (Signed)   /s/ Jerry L. Godwin
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Jeffrey W. Grossman
     NiSource Inc.
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and subsidiaries
     801 E. 86th Avenue
     Merrillville, IN 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc. and subsidiaries

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President and Controller (NiSource Inc.)
     Vice President (all other subsidiaries)

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $12,081.66

     (b) Itemized list of all other expenses:



Date:     03/22/04             (Signed)   /s/ Jeffrey W. Grossman
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Glen L. Kettering
     12801 Fair Lakes Parkway, Fairfax, VA 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     N/A

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc. and any of its subsidiaries
     Millennium Pipeline

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     President, Pipelines

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Glen L. Kettering                                     Columbia Gas Transmission Corporation
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $51,841.00

     (b) Itemized list of all other expenses: No Other Expenses



Date:      4-1-04              (Signed)   /s/ Glen L. Kettering
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Kurt L. Krieger, Assistant General Counsel
     NiSource Corporate Services Company
     1700 MacCorkle Avenue, S.E.
     P.O. Box 1273
     Charleston, WV 25325-1273

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     The undersigned is inhouse counsel and an employee of NiSource Corporate Services Company.

     NiSource, Inc., and its direct or indirect subsidiary companies, including:
     Columbia Gas Transmission Corporation
     Columbia Gulf Transmission Company
     Crossroads Pipeline Company
     Granite State Gas Transmission, Inc.
     Northern Indiana Public Service Company
     1700 MacCorkle Avenue, S.E.
     P.O. Box 1273
     Charleston, WV 25325-1273

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     The undersigned is inhouse counsel and an employee of NiSource Corporate Services Company.

     NiSource, Inc., and its direct or indirect subsidiary companies, including:
     Columbia Gas Transmission Corporation
     Columbia Gulf Transmission Company
     Crossroads Pipeline Company
     Granite State Gas Transmission, Inc.
     Northern Indiana Public Service Company
     1700 MacCorkle Avenue, S.E.
     P.O. Box 1273
     Charleston, WV 25325-1273

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     The undersigned is inhouse counsel and an employee of NiSource Corporate Services Company primarily representing the listed companies before the Federal Energy Regulatory Commission.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Kurt L. Krieger                                       NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $16,643.20

     (b) Itemized list of all other expenses: No other expenses.



Date:     03/29/04             (Signed)   /s/ Kurt L. Krieger
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Robert G. Kriner
     NiSource Corporate Services
     200 Civic Center Drive
     Columbus, OH 43215

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.



3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc. and any subsidiaries
     801 E. 86th Avenue
     Merrillville, IN 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Position: Segment Controller - Distribution East
     Duties: Responsible for all accounting activities for Columbia Gas of Ohio, Inc., Columbia Gas of Pennsylvania, Inc., Columbia Gas of Maryland, Inc., Columbia Gas of Virginia, Inc., Columbia Gas of Kentucky, Inc., Bay State Gas Company, Northern Utilities, Inc. including financial statement preparation.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Robert G. Kriner                                      NiSource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

5. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $10,497.10

     (b) Itemized list of all other expenses: none



Date:     04/14/04             (Signed)   /s/ Robert G. Kriner
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Carl W. Levander
     12801 Fair Lakes Parkway
     Fairfax, VA 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc.                   Columbia Gas Transmission Corporation
     801 E. 86th Avenue              Columbia Gulf Transmission Company
     Merrillville, IN 46410          Crossroads Pipeline Company
                                     Granite State Gas Transmission, Inc.
              `                      12801 Fair Lakes Parkway, Fairfax, VA 22033

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Regulatory & Strategic Initiatives
     Oversees development of policy positions for the Columbia pipelines on regulatory issues at the federal & state levels. Oversees regulatory and strategic planning activities of the NiSource Pipelines.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Carl W. Levander                                      NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $24,000

     (b) Itemized list of all other expenses: No Other Expenses



Date:      4/7/04              (Signed)   /s/ Carl W. Levander
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Mark T. Maassel
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, NIPSCO, NIFL, Kokomo

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     President NIPSCO, NIFL, Kokomo

     Overall responsibility for maintaining strong relationships in NIPSCO's marketplace, particularly in the regulatory, legislative, and public affairs areas.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Mark T. Maassel                                       NiSource or its subsidiaries
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

    (a) Total amount of routine expenses charged to client: Approx, $70,000

    (b) Itemized list of all other expenses: No other expenses



Date:  March 24, 2004          (Signed)   /s/ Mark T. Maassel
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Stephen R. Melton
     2603 Augusta Drive, Suite 125
     Houston, TX 77057

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc. and its subsidiary companies.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Deputy General Counsel, NiSource Corporate Services Company - Provide advice on state and federal regulatory issues.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Stephen R. Melton                                     NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary. Salary and bonuses

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $------

     (b) Itemized list of all other expenses:



Date:     4/1/2004             (Signed)   /s/ Stephen R. Melton
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Linda E. Miller
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Employed by:  NiSource Corporate Services
     Providing services to:  Northern Indiana Public Service Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Northern Indiana Public Service Company - Controller - responsible for financial books and records of the company.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $1,897.00

     (b) Itemized list of all other expenses: None.



Date:     4/6/2004             (Signed)   /s/ Linda E. Miller
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Samuel W. Miller Jr., 801 E. 86th Avenue, Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     I am Executive Vice President and COO, and from time to time I have represented and represent the above-named company as an officer before the applicable federal agencies.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
(a) Samuel W. Miller Jr.                              NiSource Inc.
-----------------------------------------------------------------------------------------------
(b)                                                   NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $0.00

     (b) Itemized list of all other expenses: No other expenses



Date:  April 13, 2004          (Signed)   /s/ Samuel W. Miller Jr.
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Terrence J. Murphy
     650 Washington Rd.
     Pittsburgh, PA 15228

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     President-Columbia Gas of Pennsylvania, Inc.
               Columbia Gas of Maryland Inc.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Terrence J. Murphy                                    Columbia Gas of Pennsylvania
-----------------------------------------------------------------------------------------------
                                                      Columbia Gas of Maryland
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $33,250

     (b) Itemized list of all other expenses: No other expenses



Date:      4/6/04              (Signed)   /s/ Terrence J. Murphy
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Gary L Neale
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its subsidiaries.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Chairman, President and Chief Executive Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Gary L. Neale                                         NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-0-

     (b) Itemized list of all other expenses:

         No Other Expenses



Date:    Mar 30, 04            (Signed)   /s/ Gary L. Neale
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Michael W. O'Donnell
     801 E. 81st Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource, Inc., and any of its subsidiaries.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Executive Vice President and Chief Financial Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Michael W. O'Donnell                                  NiSource Corporate Services Co.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-0-

     (b) Itemized list of all other expenses: No other expenses.



Date:     03/30/04             (Signed)   /s/ MW O'Donnell
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     William M. O'Malley
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Employed by:                              Services provided to:
     -----------                               --------------------
     NiSource Corporate Services Company       Northern Indiana Public Service
     801 E. 86th Avenue                          Company
     Merrillville, IN 46410                    801 E. 86th Avenue
                                               Merrillville, IN 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President Finance - Primary financial officer for Northern Indiana Public Service Company. Responsibilities include financial planning, rates and credit risk management.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
William M. O'Malley                                   NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-None-

     (b) Itemized list of all other expenses: None



Date:  April 5, 2004           (Signed)   /s/ William M. O'Malley
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Gary W. Pottorff, 801 E. 86th Avenue, Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.



3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Corporate Secretary and will file information with FERC and SEC.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Gary W. Pottorff                                      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-0-

     (b) Itemized list of all other expenses: No other expenses.



Date:  March 23, 2004          (Signed)   /s/ Gary W. Pottorff
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Vincent V. Rea - 801 E. 86th Avenue, Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and all its subsidiaries.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Director of Corporate Finance - Responsible for parent company's treasury management and corporate finance functions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Vincent V. Rea
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $2,500

     (b) Itemized list of all other expenses: "No other expenses".



Date:     03-25-04             (Signed)   /s/ Vincent V. Rea
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Rudolph M. Schuller.
     Columbia Gas Transmission
     1700 MacCorkle Ave,
     Charleston, WV 25314

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is Regularly employed or retained.

     Columbia Gas Transmission

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Manager, Environmental Remediation

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $------

     (b) Itemized list of all other expenses:



Date:  March 26, 2004          (Signed)   /s/ Rudolph M. Schuller
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Rebecca T. Sczudlo
     NiSource Inc. 10 G Street, N.W. Suite 580, Washington, D.C. 20002

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc. and any of its subsidiaries

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Federal Government Affairs.
     Advocate before U.S. Congress and federal agencies.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Rebecca T. Sczudlo                                    NiSource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $5000

     (b) Itemized list of all other expenses: No other expenses



Date:     4/02/04              (Signed)   /s/ Rebecca T. Sczudlo
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Robert C. Skaggs, Jr., 801 East 86th Avenue, Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     I am Executive Vice President, Regulated Revenue, and from time to time I have represented and represent the above-named company as an officer before the federal agencies, including the Federal Energy Regulatory Commission.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
Robert C. Skaggs, Jr.                                 NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $0.00

     (b) Itemized list of all other expenses: No other expenses.



Date:  March 23, 2004          (Signed)   /s/ Robert C. Skaggs
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Marilyn Specht Adusei-Poku
     333 S. Erie St.
     Toldeo, OH 43602

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     N/A

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Senior Attorney - state and federal regulatory matters

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
M.S. Adusei-Poku                                      NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-----

     (b) Itemized list of all other expenses:



Date:  March 31, 2004          (Signed)   /s/ Marilyn S. Adusei-Poku
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Karen D. Townsend 200
     Civic Center Drive
     Columbus, OH 43215

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Corporate Services, Columbia Gas Transmission Corp., Columbia Gulf Transmission Co., Crossroads Pipeline Co., Granite State Gas Transmission Inc.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Controller - Pipeline Accounting
     Serve as controller for all the companies listed in Item 2., except NiSource Corporate Services.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $7,531.31

     (b) Itemized list of all other expenses: No other expenses.



Date:      4/6/04              (Signed)   /s/ Karen D. Townsend
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     David J. Vajda
     801 E. 86th Street
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource, Inc. and affiliates

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services
     801 E. 86th Street
     Merrillville, IN 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President and Treasurer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $0.00

     (b) Itemized list of all other expenses: No other expenses



Date:  March 31, 2004          (Signed)   /s/ David J. Vajda
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Frank A. Venhuizen
     Northern Indiana Public Service Company
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Northern Indiana Public Service Company (NIPSCO)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     NIPSCO - Director, Electric Transmission & Market Services
              Transmission Policy Interaction with FERC

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client:
         Approximately $7,700.00

     (b) Itemized list of all other expenses: None.



Date:     03/30/04             (Signed)   /s/ Frank A. Venhuizen
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     R. Douglas Walker
     1500 165th Street
     CISC Building
     Hammond, IN 46324

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     EnergyUSA-TPC Corp.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Energy Marketing
     I am responsible for the purchase and sale of physical and financial natural gas and power commodity products for EnergyUSA-TPC Corp.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================
R. Douglas Walker                                     EnergyUSA-TPC Corp.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $9,000

     (b) Itemized list of all other expenses: No other expenses



Date:  March 29, 2004          (Signed)   /s/ R. Douglas Walker
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Jerome B. Weeden
     801 E. 86th Avenue
     Merrillville, IN 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Northern Indiana Public Service Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President Generation
     Dealings with FERC on issues related to generation.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: None

     (b) Itemized list of all other expenses:



Date:  March 31, 2004          (Signed)   /s/ Jerome B. Weeden
      ----------------                  ------------------------------

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2004

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Brian White
     12801 Fair Lakes Parkway
     PO Box 10146
     Fairfax, VA 22030

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     Columbia Gas Transmission
     Columbia Gulf Transmission
     Crossroads Pipeline
     Granite State Gas Transmission
     12801 Fair Lakes Parkway
     PO Box 10146
     Fairfax, VA 22030

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Senior Regulatory Representative

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                            Salary or other
                             compensations
                         --------------------
Name of recipient        received     to be           Person or company from whom
                                     received         received or to be received
                           (a)         (b)
===============================================================================================

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $500

     (b) Itemized list of all other expenses:

         No other expenses



Date:  April 5, 2004           (Signed)   /s/ Brian White
      ----------------                  ------------------------------